EXHIBIT 99.1

                                VSB Bancorp, Inc.
                    First Quarter 2007 Results of Operations

Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. --April 12, 2007. VSB Bancorp, Inc. (NASDAQ CM: VSBN) reported net income of $529,771 for the first quarter of 2007, a 10.2% decrease from net income of $589,911 in the first quarter of 2006. The following unaudited figures were released today. Pre-tax income was $991,842 in the first quarter of 2007, as compared to $1,104,583 for the first quarter of 2006, a decrease of $112,741, or 10.2%. Basic net income per common share was $0.29, as compared to basic net income per common share of $0.33 for the quarter ended March 31, 2006. All per share data have been adjusted for the 5-for-4 stock split, in the form of a 25% stock dividend, paid on May 18, 2006, to stockholders of record on May 3, 2006.

The $60,140 decrease in net income was attributable to a decrease in net interest income of $188,672, due primarily to an increase in interest expense of $174,567, and an increase of non-interest expense of $36,883. The decrease in net income was partially offset by an increase in non-interest income of $57,814, a decrease in the provision for loan loss of $55,000, and a decrease in income tax expense of $52,601. The increase in interest expense was primarily caused by a $161,253 increase in the cost of time accounts, as the average rates we paid on time deposits increased from the first quarter of 2006. The $36,883 growth in non-interest expense is directly attributable to an increase in occupancy expenses of $78,515 due to the operation of the new main office at 4142 Hylan Boulevard in Great Kills, the operation of the Rosebank branch and the final occupancy expenses associated with our former main office. The increase in non-interest expenses was partially offset by the reduction in legal fees of $44,348 and the decrease in salaries and benefits expense of $14,747.

Total assets decreased to $208.4 million at March 31, 2007, a decrease of $3.5 million, or 1.6%, from December 31, 2006. Total deposits decreased to $182.6 million, a decrease of $4.1 million, or 2.2%, during the first quarter of 2007. Other assets decreased $2.1 million as we opened our new main office in Great Kills, which resulted in the transfer of construction in progress to bank premises and equipment. The Bancorp's Tier 1 capital ratio of 11.67% includes, the effect, as Tier 1 capital, of $5.0 million (25% of its Tier 1 capital) from the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average loans decreased by $4.4 million and $9.9 million, respectively, from the first quarter of 2006 to the first quarter of 2007. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 37% of average total deposits for the first quarter of 2007, compared to 36% for the first quarter of 2006. Average deposits decreased by $4.9 million from the first quarter of 2006 to the first quarter of 2007. The Company's interest rate spread and interest rate margin were 3.68% and 4.72%, respectively, for the quarter ending March 31, 2007 as compared to 4.13% and 4.90%, respectively, for the quarter ended March 31, 2006. Non-interest income increased $57,814 to $541,363 in the first quarter of 2007. Non-interest expense totaled $1.9 million in the first quarter of 2007.

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Merton Corn, VSB Bancorp, Inc.'s President and CEO, stated, "The current economic environment has made it more difficult for us to expand our loan portfolio and deposits. The lack of growth and the increased occupancy expenses due to our new locations have hampered our earnings for the quarter." Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated "Our earnings per share were $0.29 for the first quarter of 2007, our Return on Assets was 1.01% and our Return on Equity was 11.75% for this quarter. The first quarter marked some firsts for our Company. Our common stock is now listed on the Nasdaq Capital Markets and we opened our new main office in Great Kills, which is equipped with a natural gas powered generator to service our customers in the event of a power blackout. These are some of the ways that we, the Island's premier business bank, continually insure our ability to deliver the highest quality service to our customers."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $18.6 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank). In February 2007, we opened our new main office 4142 Hylan Boulevard in the Great Kills section of Staten Island. We simultaneously closed our former main office in the Oakwood Heights Shopping Center as the lease expired at that location.

FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

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

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                 March 31, 2007
                                   (unaudited)

                                                        March 31,       December 31,
                                                          2007              2006
                                                      -------------    -------------
Assets:

 Cash and cash equivalents                            $  31,501,641    $  25,363,069
 Investment securities, available for sale              108,729,992      113,770,611
 Loans receivable                                        61,433,260       66,410,677
  Allowance for loan loss                                (1,014,951)      (1,128,824)
                                                      -------------    -------------
    Loans receivable, net                                60,418,309       65,281,853
 Bank premises and equipment, net                         4,237,101        1,554,363
 Accrued interest receivable                                808,387          805,681
 Deferred taxes                                           1,721,300        2,030,647
 Other assets                                               983,350        3,078,535
                                                      -------------    -------------
      Total assets                                    $ 208,400,080    $ 211,884,759
                                                      =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                               $  64,010,794    $  67,371,582
    NOW                                                  20,286,959       19,935,769
    Money market                                         18,163,332       18,359,007
    Savings                                              12,422,987       12,526,485
    Time                                                 67,326,258       68,229,244
                                                      -------------    -------------
      Total Deposits                                    182,210,330      186,422,087
 Escrow deposits                                            394,197          261,063
 Subordinated debt                                        5,155,000        5,155,000
 Accounts payable and accrued expenses                    2,001,494        2,306,312
                                                      -------------    -------------
     Total liabilities                                  189,761,021      194,144,462
                                                      -------------    -------------

Employee Stock Ownership Plan Repurchase Obligation              --          399,026

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,891,759 issued
    and outstanding at March 31, 2007 and
    December 31, 2006)                                          189              189
 Additional paid in capital                               9,060,955        8,667,665
 Retained earnings                                       11,822,971       11,293,200
 Unallocated ESOP shares                                 (1,197,636)      (1,239,905)
 Accumulated other comprehensive loss, net
   of taxes of $913,673 and $1,203,679,
   respectively                                          (1,047,420)      (1,379,878)
                                                      -------------    -------------

     Total stockholders' equity                          18,639,059       17,341,271
                                                      -------------    -------------

      Total liabilities and stockholders'
        equity                                        $ 208,400,080    $ 211,884,759
                                                      =============    =============

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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                 March 31, 2007
                                   (unaudited)

                                             Three months      Three months
                                                ended             ended
                                            March 31, 2007    March 31, 2006
                                            --------------    --------------
Interest and dividend income:
 Loans receivable                           $    1,572,353    $    1,748,773
 Investment securities                           1,300,460         1,205,762
 Other interest earning assets                     247,065           179,448
                                            --------------    --------------
     Total interest income                       3,119,878         3,133,983

Interest expense:
 NOW                                                28,789            23,203
 Money market                                       85,850            84,216
 Savings                                            24,428            18,334
 Subordinated debt                                  89,040            89,040
 Time                                              615,136           453,883
                                            --------------    --------------
     Total interest expense                        843,243           668,676

Net interest income                              2,276,635         2,465,307
Provision (benefit) for loan loss                  (30,000)           25,000
                                            --------------    --------------
    Net interest income
       after provision for loan loss             2,306,635         2,440,307

Non-interest income:
 Loan fees                                          27,468            22,767
 Service charges on deposits                       416,908           389,756
 Net rental income                                  14,813             3,375
 Other income                                       82,174            67,651
                                            --------------    --------------
     Total non-interest income                     541,363           483,549

Non-interest expenses:
 Salaries and benefits                           1,017,330         1,032,077
 Occupancy expenses                                337,975           259,460
 Legal expense                                      14,526            58,874
 Professional fees                                  51,600            48,000
 Computer expense                                   67,216            60,528
 Directors fees                                     52,150            55,900
 Other expenses                                    315,359           304,434
                                            --------------    --------------
     Total non-interest expenses                 1,856,156         1,819,273

       Income before income taxes                  991,842         1,104,583
                                            --------------    --------------

Provision (benefit) for income taxes:
 Current                                           442,730           519,974
 Deferred                                           19,341            (5,302)
                                            --------------    --------------
     Total provision for income taxes              462,071           514,672

              Net income                    $      529,771    $      589,911
                                            ==============    ==============

Basic income per common share               $         0.29    $         0.33
                                            ==============    ==============

Diluted net income per share                $         0.28    $         0.32
                                            ==============    ==============

Book value per common share                 $         9.85    $         7.91
                                            ==============    ==============



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